UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:

August 2, 2011

INSIGNIA SYSTEMS, INC.

(Exact name of registrant as specified in its chapter)

Minnesota	1-13471	41-1656308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8799 Brooklyn Blvd., Minneapolis, Minnesota		55445
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On August 3, 2011, the Company issued a press release disclosing financial information regarding the second quarter ended June 30, 2011. A copy of the press release is attached as Exhibit 99.1.

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On August 2, 2011, the Audit Committee of the Company’s Board of Directors, based on discussions with management, concluded that the Company’s audited financial statements as of and for the year ended December 31, 2010, and the unaudited financial statements for the quarter ended March 31, 2011 should be restated (the “Restatement”), and should no longer be relied upon.

The Restatement is needed due to an error in the reversal of the valuation allowance on the Company’s deferred tax assets as of December 31, 2010. As a result of this error, the Company’s Balance Sheet as of December 31, 2010 contained an overstatement of approximately $1,000,000 in the reported amounts for deferred tax assets and shareholders’ equity. Additionally, this resulted in an error of the same amount in the income tax benefit and net income in the Company’s Statement of Operations for the year ended December 31, 2010, and a proportionate error in its earnings per share for the same period.

Although the error impacted previously reported amounts of net income and earnings per share for the year ended December 31, 2010, it had no effect on the previously reported amount of operating income or cash flows from operations. The Company believes that it does not have any positive or negative effect on the operation of the Company’s business.

The Company will file an amended Form 10-K for the year ended December 31, 2010. The Company will also be restating its unaudited financial statements and filing an amended Form 10-Q for the quarter ended March 31, 2011. These amended reports will be filed as soon as the Company’s current auditors have re-audited the financial statements as of and for the year ended December 31, 2010 and completed the March 31, 2011 quarterly review.

The Company’s management and Board of Directors have discussed this matter with the Company’s former and current auditors.

Attached as Exhibit 99.1 is the Company’s press release, dated August 3, 2011, discussing this matter in greater detail.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated August 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Systems, Inc.
(Registrant)

Date: August 3, 2011	By	/s/ Scott F. Drill
Scott F. Drill, President and Chief Executive Officer